Exhibits 5.2 and 23.4

DAVIS POLK & WARDWELL LLP

May 31, 2017

Visa Inc.

P.O. Box 8999

San Francisco, California 94128-8999

Ladies and Gentlemen:

Visa Inc., a Delaware corporation (the “Company”) is filing with the Securities and Exchange Commission a Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-205813 ) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of class A common stock, par value $0.0001 per share (the “Common Stock”) of the Company, which may be offered and sold from time to time by the selling security holder (the “Selling Security Holder”) identified in the prospectus which is part of the Registration Statement.

As your counsel, we have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that the Common Stock which may be offered and sold by the Selling Security Holder is validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP